Exhibit 2.4

NOVITRON INTERNATIONAL, INC.

One Gateway Center, Suite 411
Newton, MA 02458

February 10, 2003

Elan Pharmaceuticals, Inc.
800 Gateway Boulevard
South San Francisco, Ca 94080

Elan Diagnostics, Inc.
2 Thurber Boulevard
Smithfield, RI 02917

Re: Elan Diagnostics, Inc.

Ladies and Gentlemen:

We refer you to that certain Asset Purchase Agreement, dated as of December 9, 2002 (the "Asset Purchase Agreement"), by and among Elan Pharmaceuticals, Inc., a Delaware corporation ("Parent"), Elan Diagnostics, Inc., a Delaware corporation ("Seller") and Novitron International, Inc., a Delaware corporation ("Buyer").

As previously discussed with representatives of Seller, Buyer agrees to assume, as of the Closing Date, that certain Authorized Service Representative Agreement, dated August 1, 2001, by and between GE Clinical Services, Inc. and Seller (the "GE Agreement"). This letter is intended to serve as written notification of Buyer’s agreement to assume the GE Agreement for purposes of Sections 1.6, 6.9 and 7.6 of the Asset Purchase Agreement if all other conditions contained within Articles VI and VII of the Asset Purchase Agreement have been satisfied or waived and the Closing occurs.

Buyer hereby waives any and all rights it may have to terminate the Asset Purchase Agreement and abandon the transactions contemplated thereby pursuant to clause (iv) of Section 10.1 of the Asset Purchase Agreement.

By their respective countersignatures, Parent and Seller hereby waive any and all rights they may have to terminate the Asset Purchase Agreement and abandon the transactions contemplated thereby pursuant to clause (iii) of Section 10.1 of the Asset Purchase Agreement.

Please confirm that this letter accurately sets forth our understanding by executing a copy hereof in the space provided below and returning it to the undersigned.

Sincerely,

NOVITRON INTERNATIONAL, INC.

By: /s/ Israel M. Stein
Israel M. Stein
Chairman of the Board and
Chief Executive Officer

Acknowledged and agreed
as of the date set forth above:

ELAN PHARMACEUTICALS, INC.

By: /s/ David J. Hurley
David J. Hurley
Vice President and Chief Financial Officer

ELAN DIAGNOSTICS, INC.

By: /s/ Robert M. Packer
Robert M. Packer
Assistant Treasurer